SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       ----------------------------------


                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15 (d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): February 19, 1999

                                   ----------


                              IMC MORTGAGE COMPANY
             (Exact name of registrant as specified in its charter)




     Florida                       333-3954                     59-3350574
 (State or other          (Commission file number)          (I.R.S. employer
 jurisdiction of                                           identification no.)
 incorporation or
  organization)




       5901 E. Fowler Avenue,
           Tampa, Florida                                         33617
(Address of principal executive offices)                       (Zip code)




          Registrant's telephone number, including area code: (813) 984-2548






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Item 5. Other Events.

        IMC Mortgage Company (the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement") with Greenwich Street Capital Partners II, L.P. ("Greenwich") and IMC 1999 Acquisition Co., Inc., a subsidiary owned by Greenwich and certain of its affiliates ("Merger Sub"), on February 19, 1999.

         Under the Merger Agreement, Merger Sub will merge with and into IMC (the "Merger"). As a result of the Merger, Greenwich will receive newly issued IMC common stock equal to 93.5% of the total common stock on a fully diluted basis, leaving the existing common shareholders of IMC with 6.5% of the common stock outstanding after the Merger. No payment will be made to IMC's common shareholders in this transaction. Upon the consummation of the Merger, Greenwich will enter into an amendment and restatement of its existing loan agreement with IMC, pursuant to which Greenwich will make available to IMC an additional $40 million in working capital facilities, which includes $5 million that was made available to IMC pursuant to an amendment, dated as of February 11, 1999 (the "Amendment"), to the Greenwich Loan Agreement (as defined below).

        The Merger is subject to a number of conditions including approval by IMC's shareholders. There is no assurance that this transaction will be consummated.

        As previously announced, on October 16, 1998, IMC entered into a loan agreement (the "Greenwich Loan Agreement") with Greenwich and certain of its affiliates that provided IMC a $33 million standby revolving credit facility for a period of up to 90 days. In consideration for providing the facility,
Greenwich received, among other things, exchangeable preferred stock representing the equivalent of 40% of IMC's common stock. The Greenwich Loan Agreement provides that under certain circumstances, upon IMC entering into a definitive agreement which effectuates a change of control of IMC, Greenwich may elect either to (a) receive repayment of the loan facility, plus accrued interest at 10% per annum, and a take-out premium or (b) exchange its loans for additional exchangeable preferred stock. The additional preferred stock that would be issued to Greenwich would represent the equivalent of 50% of the IMC common stock outstanding (in addition to the 40% issued to Greenwich on execution of the Greenwich Loan Agreement). If Greenwich and IMC consummate the transactions contemplated by the Merger Agreement, the Merger will supersede any rights Greenwich has under the Greenwich Loan Agreement to exchange its loans for equity in IMC or to receive the premium on repayment of the loan facility contemplated by the Greenwich Loan Agreement.

        Also as previously announced, on October 16, 1998, IMC had entered into an intercreditor agreement with a lender under its revolving bank credit facility. On February 18, 1999, Greenwich purchased at a discount from that lender its interests in the revolving credit facility, which, on that date, had a principal amount outstanding of $87.5 million.

        Simultaneously with the execution of the Merger Agreement, IMC entered into amended and restated intercreditor agreements with three of its major warehouse lenders and with Greenwich relating to the revolving credit bank facility, the Greenwich Loan Agreement and the Amendment. Under those agreements, the lenders agreed to keep their respective facilities in place for a period of up to seventeen months if the Merger is consummated within five months. If the Merger is not consummated within a five month period, after that period, those lenders would no longer be subject to the requirements of the amended and restated intercreditor agreements and would be free to take action, if desired, under their respective loan agreements.

        The foregoing discussion is qualified by reference to the full text of the documents relating to the transactions described, including the Merger Agreement, the Amendment and the amended and restated intercreditor agreements, which are attached hereto as exhibits and are incorporated herein by reference in their entirety.


Item 7.  Financial Statements, Pro Forma Financial Information
                and Exhibits.

(c)            Exhibits

        10.62 Agreement and Plan of Merger dated as of February 19, 1999 among the Company, Greenwich Street Capital Partners II L.P. and IMC 1999 Acquisition Co., Inc.

        10.63 Amendment No. 1 dated as of February 11, 1999 to the Loan Agreement dated as of October 12, 1998 among the Company, Greenwich Street Capital Partners II L.P., Greenwich Fund, L.P. and GSCP Offshore Fund, L.P.

        10.64 Amendment No. 1 dated as of February 11, 1999 to the Borrower Security Agreement dated as of October 12, 1998 among the Company, Greenwich Street Capital Partners II L.P., Greenwich Fund, L.P. and GSCP Offshore Fund, L.P. and Greenwich Street Capital Partners II L.P., as collateral agent


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

        10.65 Amended and Restated Intercreditor Agreement dated as of February 17, 1999 among the Company, Bear Stearns Home Equity Trust, Bear, Stearns International Limited, Greenwich Street Capital Partners II L.P., Greenwich Fund, L.P. and GSCP Offshore Fund, L.P.

        10.66 Amended and Restated Intercreditor Agreement dated as of February 17, 1999 among the Company, Paine Webber Real Estate Securities, Inc., Greenwich Street Capital Partners II L.P., Greenwich Fund, L.P. and GSCP Offshore Fund, L.P.

        10.67 Amended and Restated Intercreditor Agreement dated as of February 17, 1999 among the Company, German American Capital Corporation, Aspen Funding Corp., Greenwich Street Capital Partners II L.P., Greenwich Fund, L.P. and GSCP Offshore Fund, L.P.

        10.68 Amended and Restated Forbearance and Intercreditor Agreement dated as of February 17, 1999 among the Company, Greenwich Street Capital Partners II L.P., Greenwich Fund, L.P. and GSCP Offshore Fund, L.P.


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

                                    SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, IMC Mortgage Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



Date:   March 3, 1999                IMC MORTGAGE COMPANY


                                         By: /s/
                                            ------------------------------------
                                         Thomas G. Middleton
                                         President, Chief Operating Officer and
                                         Assistant Secretary


                                         By: /s/
                                            ------------------------------------
                                         Stuart D. Marvin
                                         Chief Financial Officer




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